Sales Plan
                                   ----------

         Sales Plan, dated as of the date set forth on the signature page (the "Sales Plan"), between Gary L. West & Mary E. West ("Sellers") and Goldman, Sachs & Co. ("Broker").

         WHEREAS, Sellers desire to establish the Sales Plan to sell shares of common stock, par value $0.01 per share (the "Stock"), of West Corporation (the "Issuer"), which they hold in joint tenancy with right of survivorship, in accordance with the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") as further set forth herein;

         NOW, THEREFORE, Sellers and Broker hereby agree as follows:

1. Broker shall effect one or more sales (each a "Sale") of shares of Stock (the "Shares") as further set forth in the attached Annex A to this Sales Plan. All orders will be deemed day orders only and not held unless otherwise specified in Annex A.

2. This Sales Plan shall become effective as of the date hereof and shall terminate on the earliest of (a) December 29, 2006, (b) the date on which Broker has sold all Shares specified in Annex A, (c) the date that this Sales Plan is terminated in accordance with paragraph 12 below, or (d) the date Broker receives notice of the death of the last surviving of the Sellers (the period commencing on the date hereof and ending on the earliest to occur of (a), (b),
(c), or (d) being referred to herein as the "Plan Sales Period").

3. Sellers understand that Broker may effect Sales hereunder jointly with orders for other sellers of Stock of the Issuer and that the average price for executions resulting from bunched orders will be assigned to Sellers' account.

4. Each Seller represents and warrants that such Seller is not aware of material, nonpublic information with respect to the Issuer or any securities of the Issuer (including the Stock) and is entering into this Sales Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1.

5. It is the intent of the parties that this Sales Plan comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act and this Sales Plan shall be interpreted to comply with the requirements of Rule 10b5-1(c). Sellers have consulted with Sellers' own advisors as to the legal and tax aspects of Sellers' adoption and implementation of this Sales Plan.

6. Each Seller represents that the Shares are "restricted securities" and/or that such Seller may be deemed an "affiliate" of the Issuer as those terms are defined under Rule 144 of the Securities Act of 1933 ("Rule 144"). Sellers shall not take, and shall not cause any person or entity with which he or she would be required to aggregate sales of Stock pursuant to paragraph (a)(2) or (e) of Rule 144 to take, any action that would cause the Sales not to comply with Rule 144. Broker agrees to conduct all Sales in accordance with the manner of sale requirements of Rule 144, and Broker will not effect any Sale if such Sale will exceed the then-applicable volume limitations under Rule 144, assuming such Sales under this Sales Plan are the only sales subject to such limitation. Sellers have provided Broker with ten (10) executed Forms 144, which Broker will complete and file on behalf of the Sellers. Sellers understand and agree that unless otherwise agreed or instructed, Broker will make one Form 144 filing as necessary at the beginning of each three-month period commencing prior to the first Sale to be effected pursuant to this Plan, and that such Form 144 shall specify that the Sales are being effected in accordance with a Sales Plan intended to comply with Rule 10b5-1. Sellers agree to provide Broker with such information as is reasonably necessary for Broker accurately and timely to complete the Forms 144.

7. Each Seller represents and warrants that Seller is currently permitted to sell Stock in accordance with the Issuer's insider trading policies and the Plan has been reviewed and not objected to by Issuer's counsel and further that, other than any Rule 144 requirements set forth herein, there are no contractual, regulatory, or other restrictions applicable to the Sales contemplated under this Sales Plan that would interfere with Broker's ability to execute Sales and effect delivery and settlement of such Sales on behalf of Sellers, other than restrictions with respect to which the Sellers have obtained all required consents, approvals and waivers. Sellers shall notify Broker immediately in the event that any of the above statements become inaccurate prior to the termination of this Sales Plan.

8. Sellers will not directly or indirectly communicate any information relating to Issuer or Issuer securities to any employee of Broker or its affiliates who is directly or indirectly involved in executing this Sales Plan at any time while this Sales Plan is in effect.

9. Sellers shall make all filings, if any, required under Sections 13(d) and 16 of the Exchange Act.

10. Sellers understand that Broker may not be able to effect a Sale due to a market disruption or a legal, regulatory or contractual restriction applicable to the Broker or other similar event or circumstance (a "Blackout"). Sellers also understand that even in the absence of a Blackout, Broker may be unable to effect Sales consistent with ordinary principles of best execution due to insufficient volume of trading, failure of the Stock to reach and sustain a limit order price, or other market factors in effect on the date of a Sale set forth in Annex A ("Unfilled Sales").

Broker agrees that if Issuer enters into a transaction that imposes trading restrictions on the Sellers, such as a stock offering requiring an affiliate lock-up (an "Issuer Restriction"), and if Issuer and Sellers shall provide Broker at least three (3) days' prior notice of such trading restrictions, then Broker will cease effecting Sales under this Sales Plan until notified by Issuer and Sellers that such restrictions have terminated. All required notifications to Broker under this paragraph 10 shall be made in writing (signed by Sellers and Issuer) and confirmed by telephone as follows: (Attn: Structured Equity Solutions, c/o Control Room; Fax No. (212) 902-0943; Tel: (212) 902-1511).
Broker shall resume effecting Sales in accordance with this Sales Plan as soon as practicable after the cessation or termination of a Blackout or Issuer Restriction. Any Unfilled Sales, and any Sales that would have been executed in accordance with the terms of Annex A but are not executed due to the existence of a Blackout or Issuer Restriction, shall be deemed to be cancelled, and shall not be effected pursuant to this Sales Plan.


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

11. This Sales Plan and its enforcement, and each transaction entered into hereunder and all matters arising in connection with this Sales Plan and transactions hereunder shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to its choice of law doctrine.

12. The Sales Plan may be terminated by the Sellers at any time by written notice to the Broker, which shall be substantially in the form of Annex B hereto, but may otherwise only be modified or amended by a writing signed by the parties hereto (including the Issuer) provided, in each case, that any such modification, termination or amendment of this Sales Plan shall only be permitted at a time when the Sellers are otherwise permitted to effect sales under the Issuer's trading policies and at a time when the Sellers are not aware of material nonpublic information concerning the Issuer or its securities. In the event of a modification or amendment to this Sales Plan, or in the event Sellers establish a new plan after termination of the Sales Plan, no sales shall be effected during the thirty days immediately following such modification, amendment or termination (other than Sales already provided for in the Sales Plan prior to modification, amendment or termination).

13. Sellers agree that Broker and its affiliates and their directors, officers, employees, and agents (collectively, "Broker Persons") shall not have any liability whatsoever to Sellers for any action taken or omitted to be taken in connection with the Sales Plan, the making of any Sale, or any amendment, modification or termination of the Sales Plan, unless such liability is determined in a non-appealable order of a court of competent jurisdiction to have resulted solely from the gross negligence, willful misconduct or bad faith of the Broker Person. Sellers further agree to hold each Broker Person free and harmless from any and all losses, damages, liabilities or expenses (including reasonable attorneys' fees and costs) incurred or sustained by such Broker Person in connection with or arising out of any suit, action or proceeding relating to this Sales Plan, any Sale, or any amendment, modification or termination of the Sales Plan (each an "Action") and to reimburse each Broker Person for its expenses, as they are incurred, in connection with any Action, unless such loss, damage, liability or expense is determined in a non-appealable order of a court of competent jurisdiction to be solely the result of such Broker Person's gross negligence, willful misconduct or bad faith. This paragraph 13 shall survive termination of this Sales Plan.




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

         IN WITNESS WHEREOF, the undersigned have signed this Sales Plan as of the date below.

/s/ Gary L. West
--------------------------
Gary L. West                                   Goldman, Sachs & Co.
                                               By:  /s/ Bruce Heyman
Date:   November 29, 2005                          -------------------------
      ---------------------                    Name:  Bruce Heyman
                                               Title: Managing Director
/s/ Mary E. West
--------------------------
Mary E. West

Date:   November 29, 2005
      ---------------------

Acknowledged:
West Corporation

By:  /s/ Thomas B. Barker
    --------------------------
Name:  Thomas B. Barker
Title: Chief Executive Officer



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